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                                  EXHIBIT 14.13


                                STORED VALUE CARD
                             DISTRIBUTION AGREEMENT


         THIS AGREEMENT is entered into this 22 day of October, 2004, by and between Morgan Beaumont, Inc. ("MBI"), 2280 Trailmate Drive, Suite 101, Sarasota, Florida 34243, and Urban Networks Inc. ("Distributor"), 3255 Wilshire Boulevard, Suite 815, Los Angeles, California 90010.

                                    ARTICLE 1
                                  DISTRIBUTORS

         1.1 "Consumer" means the end use purchaser of a Product Unit.

         1.2 "Product": MBI Branded Visa/Master Card Hologram Stored Value Card

         1.3 "Product Application" shall mean a paper application form to be filled out and mailed by the Consumer to MBI.

         1.4 "Product Unit": 1 signature based Product.

         1.5 "Stored Value Card System": A tool allowing retail locations to sell, activate and perform Patriot Act compliance for issuers of the Product and to Load value on the Product.

         1.6 "Manufacturer's Suggested Retail Price" ("MSRP"): The price of the Product Units in United States Dollars, as set forth herein.

         1.7 "Distributor's Network": Distributor's publications and other media outlets by which Distributor will promote the Product and through which Distributor will distribute Product Applications to Consumers.

         1.8 "MBI Distribution Network": MBI has developed a network of distributors of MBI products, each of whom is bound by a Distribution Agreement to provide MBI products to networks of retailers controlled by the distributors.


                                    ARTICLE 2
                            GRANT OF DISTRIBUTORSHIP

         2.1 MBI hereby grants Distributor and Distributor accepts for a term of one year from the date hereof ("Term"), right to distribute Products in the United States of America, subject to the terms and conditions of this Agreement.

         2.2 Distributor shall use its best efforts to achieve maximum sales of products and to establish an adequate Distribution Network, consistent with good business ethics and in a manner that will reflect favorably on MBI and on the goodwill and reputation of MBI.

                                    ARTICLE 3
                            DISTRIBUTOR REQUIREMENTS

         3.1 Distributor shall place sufficient advertisement of the Product in its Distribution Network, to the extent approved by MBI, and shall make available Product Application to Consumers learning of


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the Product through Distributor's Network. Distributor shall use various marketing methods to drive Consumers to submit Product Applications.

         3.2 Provide reasonable assistance to NMI in the implementation of the necessary products and services to support the Product.

         3.3 Provide advertising materials to the Distributor's Network promoting the Product.

         3.4 Establish specifications for a launch plan for distribution of the Product Application and inform MBI of the identity of Distributor's team leader responsible for the launch of the distribution plan.

         3.5 Distributor agrees that neither Distributor nor Distributor's Network will telemarket the product

         3.6 Urban Networks will provide a strip ad in the Urban Network Magazine promoting the MBI stored value Visa/Master card that will run for a minimum of 4 months beginning with the November 2004 issue.

         3.7 Promotion of the MBI stored value Visa/Master card on the Urban Networks web site www.urbannehvorlcs.com

         3.8 Inclusion in the Urban Networks bi monthly newsletter for a total of 5 million emails over the course of the promotion.

         3.9 Urban Networks will do a announcement of our promotional venture in the Urban Networks magazine (October issue)

                                    ARTICLE 4
                                MBI REQUIREMENTS

         4.1 Deliver Product Units to Consumers upon receipt of a completed Product Application which has been approved by the issuing bank and upon payment as provided herein.

         4.2 Upon receipt of payment from a Consumer, remit to Distributor a sum equal to the amount received from the Consumer.

         4.3 Provide basic telephone support and customer service to end-users of the Product. Distributor may request that MBI provide additional technical support to its Distribution Network, with pricing of such additional support to be determined by MBI based upon the specific nature and time intensity of the support requested.

         4.4 Create a network of retailers utilizing the Stored Value Card System so that Consumers can load cash onto the Product.

         4.5 MBI will pay Urban Networks an advance payment of 52000.00 draw against the $12.00 Urban Networks commission.

                                    ARTICLE 5
                               ORDERS AND PRICING:

         5.1 The Manufacturer's Suggested Retail Price (MSRP) shall be $29.95.

         5.2 The Price per Product Unit is:


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                  (a) 1 Card Product Unit: $xx.xx, including delivery to the
Consumer.

                  (b) MBI will collect the $xx.xx from the end user and process the application. Upon completion MBI will deduct $xx.xx and forward the balance ($xx.xx) to Urban as outlined in Article 6,

                  (c) MBI will withhold commission from the sale of the first 167 cards to recover the cost of the advance payment an amount not to exceed $2000.00,

         5.3 MBI will use its best efforts to fill Product orders as quickly as possible following receipt by MBI of the written order (fax or e-mail shall constitute a written order).

         5.4 Each amount payable to MBI hereunder shall be paid in full, with no deductions or offsets, and remitted in United States Dollars by check, money order or deposit in such account at such financial institution as MBI shall from time to time designate. Delinquent payments shall bear interest at the rate of 1.5% per month of the delinquent amount until paid, or the maximum interest rate permitted by law, whichever is less.

         5.5 In the event that any Product is superseded by a new version of the Product, MBI shall give Distributor notice of such new version. Distributor may obtain the new version of said Product on a Product Unit per Product Unit basis by returning unsold Product Units of the superseded Product within thirty (30) days of such notice from M13I. Upon return of unsold units, together with an order for the new version of said superseded Product, MBI shall ship the requested number of Product Units, subject to the provisions of this Article, and provided that Distributor shall bear the costs of shipping and handling, together with any difference between the Price for the superseded Product Unit and the Product Unit Price for the new version of the Product.

                                    ARTICLE 6
                                  COMMISSIONS:

         6.1 MBI shall pay the following commissions to Distributor:

                  (a) $xx.xx from the sales of each MBI branded Visa/Master hologram card

         6.2 All Commissions shall be paid within 45 days following the end of the month in which such commissions were earned. MBI shall provide Distributor with a monthly reconciliation of commissions earned and paid, or more frequently, if reasonably requested by Distributor.

         6.3 Distributor shall be responsible for any commissions or other payments to Distributor's Network and MBI shall have no responsibility for such payments. Distributor shall indemnify and hold harmless MBI against any claim, cause of action, liability or judgment, including attorney's fees, arising from any number of Distributor's Network for non-payment of any commission or fee due to the retailer from sales or service of the Product.

                                    ARTICLE 7
                          INTELLECTUAL PROPERTY RIGHTS

         7.1 MBI represents to Distributor that it owns or has a license to all of the material contained in the Products and that, to the best of MBI's knowledge, said Products do not infringe upon any copyright, patent, mark work, trademark or other proprietary right of any third party and that MBI has full authority to enter into this Agreement. Distributor represents that Distributor has the unencumbered right


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to utilize the images, trademarks and artwork printed on the Product (the
"Image") and to affix the Image to the Product, and to sublicense the Image for the purposes set forth herein.

         7.2 Distributor hereby grants MBI a limited sublicense to apply the Image to the Product solely for sale by Distributor through Distributor's Network as set forth herein.

         7.3 Distributor shall have no rights to duplicate, translate, decompile, reverse engineer, or adapt Products without MBI's prior written consent.

         7.4 Distributor shall promptly notify MBI of any unauthorized third party duplication, distribution, or use of Products which comes to the attention of Distributor and shall provide MBI with whatever reasonable assistance is necessary to stop such activities.

         7.5 Distributor shall not attempt to register any of MBI's trademarks, company names, or trade names without MBI's written permission, nor shall Distributor attempt to develop any products which contain the "look and feel" of any Products, or of the Stored Value Card System.

         7.6 Distributor shall indemnify and hold harmless MBI against any and all claim, judgment, lien, penalty, loss, damage or other cost, including MBI's reasonable attorney's fees in defending such action, related to or arising from any claim or controversy regarding Distributor or MBI's right to utilize the Image on the Product.


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

                                    ARTICLE 8
                                 CONFIDENTIALITY

         8.1 Distributor, on behalf of itself and its employees, shall take all reasonable steps to safeguard the Products distributed by it from any unauthorized use, duplication, sublicensing, or distribution.

         8.2 Distributor shall further, on behalf of itself and its employees, retain all Confidential Information furnished by MBI in strictest confidence and shall not publish or disclose such Confidential Information at any time during the term of this Agreement or after its termination.

                                    ARTICLE 9
                                LIMITED WARRANTIES

         9.1 MBI does not warrant that the functions contained in Products will meet the requirements of any Consumer or that Products are error-free. However, NMI does warrant that Products will operate substantially in accordance with the user documentation. NMI shall further make reasonable efforts to correct any significant reproducible error in Products or in the Stored Value Card System for which NMI receives written notice promptly after such error comes to the attention of Distributor, provided such error relates to the proper functioning of Products and has not been caused by negligence on the part of Distributor or any third party, hardware malfunction, or other causes external to the Products or the Stored Value Card System.

         9.2 MBI warrants that Products are free from defects in materials and workmanship under normal use for a period of ninety (90) days from the date of delivery by Distributor to the retailer. MBI's entire liability and Distributor's sole and exclusive remedy, as well as that of any retailer and Consumer, shall be replacement without charge of any Product Unit which proves defective within the ninety (90) day period.

         9.3 The warranties set forth in paragraphs 9.1 and 9.2 of this Article 9 shall also apply to any new versions of Products which Distributor distributes in accordance with the terms and conditions of this Agreement.

         9.4 THE WARRANTIES CONTAINED IN PARAGRAPHS 9.1, 9.2 AND 9.3 OF THIS
ARTICLE 9 ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL NMI BE LIABLE FOR DAMAGES, DIRECT OR INDIRECT, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY DISTRIBUTOR, ANY RETAILER, CONSUMER OR OTHER THIRD PARTY ARISING FROM BREACH OF WARRANTY OR BREACH OF CONTRACT, NEGLIGENCE OR ANY OTHER LEGAL GROUND OF ACTION.

         9.5 Distributor shall indemnify and hold MBI harmless from and against any claims, expenses, losses or damages arising out of or in connection with Distributor's distribution of Products.

                                   ARTICLE 10
                       MBI DISTRIBUTOR NETWORK EXCLUSIVITY

         10.1 MBI may introduce Distributor to members of the MBI Distributor Network to enable Distributor to sell Product directly to other MBI distributors.


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         10.2 In the event NMI introduces Distributor to members of the NMI
Distributor Network, Distributor agrees it will not sell, attempt to sell, distribute or otherwise market any stored value card, including, but not limited to, debit cards, credit cards, ATM cards or telephone cards, to or through any member of the MBI Distributor Network or directly to or through any retailer for whom any MBI Distributor Network member serves as a distributor of stored value cards, except as provided herein or with the express written consent of MBI.

         10.3 In addition to monetary damages or any other damages available at law, MBI shall be entitled to seek equitable relief, including injunction, to enforce the provisions of this article. In the event of such equitable enforcement, Distributor hereby waives any requirement that MBI post any bond or other collateral which would otherwise be required by any court in equity to permit entrance of equitable relief.

         10.4 In any attempt to enforce the terms of this Article, the prevailing party shall be entitled to, and the losing party shall pay, the prevailing party's reasonable attorney's fees and costs.

         10.5 The provisions of this article shall survive the termination of this Agreement for a period of 5 years.

                                   ARTICLE 11
                              COMPLIANCE WITH LAWS

         11.1 Distributor shall assure compliance with all applicable federal and state laws and regulations governing its operations.

                                   ARTICLE 12
                      RENEWAL OF AGREEMENT AND TERMINATION

         12.1 This Agreement shall be automatically renewed for one (1) year periods after the end of each one year term, unless either party gives written notice of non-renewal to the other at least 30 days prior to the end of their current term.

         12.2 This Agreement shall be subject to termination at any time upon thirty (30) days written notice by either party hereto.

         12.3 This Agreement shall be subject to immediate termination for good cause, at the election of MBI, by written notice to Distributor at any time in the event of any one or more of the following:

                  (a) Any illegal, unfair or deceptive business practices or unethical conduct whatsoever by Distributor, whether or not related to Products;

                  (b) A receiver, liquidator, trustee or like official is appointed for Distributor or any substantial portion of its property or if Distributor shall have filed or consented to any petition in bankruptcy or other insolvency proceedings or shall have made any assignment for the benefit of creditors;

                  (c) The nonpayment, within fifteen (15) days past the due date, of any financial obligation due from Distributor pursuant to Article 5 hereof; or

                  (d) Any default by Distributor in the due observance or performance of any term or condition of this Agreement, other than that as specified in subparagraph (b), and such default shall have


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continued for a period of thirty (30) days after written notice specifying the same shall have been given by MBI to Distributor.

         12.4 Termination shall not extinguish any of Distributor's obligations under this Agreement which by their terms continue after the date of termination, including, but not limited to, the confidentiality obligations under Article 8 above.

         12.5 Termination shall not entitle Distributor to any compensation by NMI on any grounds whatsoever, including, but not limited to, lost profits, loss of goodwill, and consequential, direct, indirect, punitive or exemplary damages.

         12.6 For a period of six (6) months after termination, Distributor shall have the right to sell off existing stock of Product for which full payment has been made.

                                   ARTICLE 13
                                  MISCELLANEOUS

         13.1 SEVERABILITY. If any provision or portion of this Agreement shall become invalid or unenforceable for any reason, there shall be deemed to be made such minor changes in such provision or portion as are necessary to make it valid or enforceable. The invalidity or unenforceability of any provision or portion hereof shall not affect the validity or enforceability of the other provisions or portions hereof.

         13.2 ENTIRE AGREEMENT. This Agreement, together with the attached schedules, contains the entire agreement between the parties with respect to the subject matter contained herein and supersedes any and all prior understandings or agreements between the parties, whether oral or in writing. Any warranty, representation, promise, or condition not incorporated herein shall not be binding upon either party. No modification, renewal, extension, or waiver of this Agreement or any of its provisions shall be binding unless made in writing and signed by the parties hereto.

         13.3 INDEPENDENCE OF PARTIES. Nothing in this Agreement shall be construed as creating a partnership or joint venture between the parties or making Distributor an agent or employee of MBI. In all of its operations hereunder, Distributor shall be an independent contractor, shall conduct its business at its own cost and expense, and shall have no authority to make any representation or warranty on behalf of MBI.

           13.4 GOVERNING LAW. This Agreement has been negotiated and prepared and will be performed in the United States, and the validity, construction and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of the United States and the state of Florida (except any choice of law provisions of United States and Florida law shall not apply if the law of a state or jurisdiction other than Florida would apply thereby), except as to copyright and trademark matters which shall be governed by the laws of the United States and any applicable international conventions.

         13.5 VENUE. Venue of any action brought to interpret or enforce this agreement shall lie exclusively in the County of Sarasota, Florida, if the action is brought in the courts of the State of Florida; and if brought in the courts of the United States of America, in the Middle District of Florida, Tampa Division.

         13.6 WAIVER. Failure or delay on the part of MBI or Distributor to exercise any right, power or privilege hereunder shall not operate as a waiver thereof, now shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof.


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         13.7 NOTICES. All notices, requests, demands, or other communications which are required or may be given under this Agreement shall be in writing in the English language and shall be deemed to have been duly delivered if sent by first class registered or certified airmail, or by telex, facsimile or other electronic transmission (confirmed by first class registered or certified mail) and properly addressed to the appropriate party at the address set forth above, until changed by notice in writing by either party hereto to the other party. If sent by airmail, notice shall be effective fourteen (14) days from the date of deposit with the post office. If sent by electronic transmission, notice shall be effective one day after transmission.

         13.8 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

         13.9 ATTORNEY'S FEES. In any arbitration or litigation brought under this Agreement or relating to any alleged breach of this Agreement, the prevailing party shall be entitled to recover, in addition to all damages suffered, its reasonable attorney's fees and costs.



             (The remainder of this page intentionally left blank.)


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         IN WITNESS WHEREOF, MBI and Distributor each has caused this Agreement to be executed on its behalf by its duly authorized officer.

                                             MORGAN BEAUMONT, INC.


                                             BY: /S/
                                                --------------------------------
                                             AS ITS:  VICE PRESIDENT
                                                    ----------------------------
                                             DATE:  10-22-04
                                                  ------------------------------



                                             URBAN NETWORKS, INC.


                                             BY:  /S/ ARTHUR MITCHEL
                                                --------------------------------
                                             AS ITS:  DIR. OF BUSINESS DEV.
                                                    ----------------------------
                                             DATE:  10-22-04
                                                  ------------------------------


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         IN WITNESS WHEREOF, MBI and Distributor each has caused this Agreement to be executed on its behalf by its duly authorized officer.

                                             MORGAN BEAUMONT, INC.


                                             BY: /S/
                                                --------------------------------
                                             AS ITS:  VICE PRESIDENT
                                                    ----------------------------
                                             DATE:  10-22-04
                                                  ------------------------------



                                             URBAN NETWORKS, INC.


                                             BY: /S/
                                                --------------------------------
                                             AS ITS:  PUBLISHER/CEO
                                                    ----------------------------
                                             DATE:  10-22-04
                                                  ------------------------------


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